EXHIBIT 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410)	224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING COMPLETES ACQUISITION OF COMPETITION POLICY

ASSOCIATES, INC.

Highly Regarded Economic Consulting Firm Expands FTI’s Expertise in

Antitrust, Mergers & Acquisitions and Regulation

ANNAPOLIS, MD, January 6, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it has completed its previously announced acquisition of privately-held Competition Policy Associates, Inc. (“COMPASS”).

The purchase price was approximately $71.5 million, comprised of $45.8 million of cash plus 932,599 shares of FTI common stock valued at $25.7 million. The cash portion of the purchase price was financed by FTI from cash on hand.

The acquisition is expected to be additive to FTI’s earnings per share for 2006 by approximately $0.04 to $0.08 per share, net of the effect of rapid amortization of intangible assets, and before any effect under FASB 123 (R) (which, as previously announced, FTI adopted as of January 1, 2006) of the issuance of stock options in connection with the employment agreements with the key principals.

The firm, rated one of the top competition economics consulting firms in the world, with offices in Washington, D.C. and San Francisco, was founded by Directors

Robert Willig, Janusz Ordover, Meg Guerin-Calvert, Jon Orszag and Peter Orszag. COMPASS’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the US, Europe and the Pacific Rim. Three of its Directors were ranked in the list of the top 16 competition economists in the world in Global Competition Review.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,300 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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